Filed Pursuant to Rule 424(b)(3)
Registration No. 333-155595

PROSPECTUS SUPPLEMENT NO. 2

(To prospectus dated February 12, 2009)

39,035,777 Shares of Common Stock

This prospectus supplement, which supplements the prospectus dated and filed on February 12, 2009, as amended and supplemented from time to time (the prospectus), relates to the resale from time to time of up to 39,035,777 shares of common stock of Boise Inc. by the selling shareholders identified in the prospectus and this prospectus supplement.

You should read this prospectus supplement in conjunction with the prospectus. This prospectus supplement is not complete without, and may not be delivered or used except in conjunction with, the prospectus. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information provided by this prospectus supplement supersedes or supplements information contained in the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 14, 2009.

SELLING SHAREHOLDERS

The table of selling shareholders appearing under the caption “Selling Shareholders” beginning on page 15 of the prospectus is hereby supplemented and amended by adding the information below regarding the selling shareholders identified as the “CVR Holders” in the prospectus.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to shares. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to the shares of common stock beneficially owned by them. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the person named below.

	Shares of Common Stock Beneficially Owned		Number of Shares of Registered Common	Shares of Common Stock to be Beneficially Owned after the Offering
Name of Selling Shareholder	Number	Percentage	Stock Being Offered	Number	Percentage
Sage Master Investments Ltd.	1,081,041	1.35	234,512	846,529	1.06
President and Fellows of Harvard College	1,341,616	1.68	183,333	1,158,283	1.45
Sage Master Investments Ltd. II	566,947	*	123,645	433,302	*
Leonardo, L.P.	611,113	*	111,112	500,001	*
AG Super Fund, LP	856,266	1.07	85,627	770,639	*
Lazard Capital Markets	58,564	*	58,564	0	*
Pali Capital	333,333	*	33,333	300,000	*
Ramius Enterprise Master Fund Ltd.	28,633	*	28,633	0	*
Basso Multi-Strategy Holding Fund, Ltd.	174,607	*	24,224	150,383	*
Ionic Cap Master Fund LTD	22,926	*	22,926	0	*
GAM Arbitrage Investments, Inc.	217,538	*	21,754	195,784	*
AG Super Fund International Partners, L.P.	216,276	*	21,628	194,648	*
RCG Baldwin, LP	18,333	*	18,333	0	*
RCG PB, Ltd.	15,111	*	15,111	0	*
Nutmeg Patners, L.P.	134,226	*	13,423	120,803	*
Richard Rogal	159,444	*	11,444	148,000	*
ICM Business Trust	10,231	*	10,231	0	*
David Boris	88,889	*	8,889	80,000	*
Hammerman Capital Partners, LP	83,334	*	8,334	75,000	*
AG Garden Partners, L.P.	65,640	*	6,564	59,076	*
AG CNG Fund, L.P.	65,640	*	6,564	59,076	*
AG MM, L.P.	39,133	*	3,914	35,219	*
Basso Fund Ltd.	3,554	*	3,554	0	*
AG Princess, L.P.	29,876	*	2,988	26,888	*
PHS Bay Colony, L.P.	28,193	*	2,820	25,373	*
Ramius Select Equity Fund LP	2,556	*	2,556	0	*
PHS Patriot Fund, L.P.	13,886	*	1,389	12,497	*
David McMillan	54,422	*	1,122	53,300	*
Thomas Hehman IRA	20,278	*	278	20,000	*
William Rosenberg	2,111	*	111	2,000	*
Hound Partners, LLC	1	*	1	0	*

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